EXHIBIT 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Lion Consulting Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: THE NAME OF THE CORPORATION IS: Cantabio Pharmaceuticals Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows

FOURTH:

(a)	The total number of shares of stock which the corporation is authorized to issue is 250,000,000 shares of common stock having a par value of $ 0.001 per share.

(b)
On September 29, 2015 at 17:00 EST (the “Effective Time”) pursuant to the Delaware General Corporation Law and this amendment to the Corporation’s Restated Certificate of Incorporation, each one (1) share of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be exchanged for five (5) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Forward Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been exchanged, subject to the treatment of fractional shares as described above.  The Forward Stock Split shall not affect the par value of the common stock.

SECOND: That a shareholder provided a written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware voting the necessary number of shares as required by statute were favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of September 2015.

By:            /s/ Thomas Roger Sawyer
Name:       Thomas Roger Sawyer
Title:         Chief Operating Officer